Pilgrim America Masters Series

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SHAREHOLDER MEETING
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SPECIAL MEETING

A special meeting of shareholders of Pilgrim America Masters MidCap Value Fund was held at the offices of the Fund on December 18, 1997. A brief description of each matter voted upon as well as the voting results are outlined below:


                      Shares
    Shares        voted against      Shares          Broker
   voted for       or withheld     abstained        non-vote           Total
   ---------       -----------     ---------        --------           -----

I. To approve a new Portfolio Management Agreement between Pilgrim America Investments, Inc. and Cramer Rosenthal McGlynn, the successor to the current Portfolio Manager.

   2,292,634          23,910          71,069         497,391       2,885,004

II. To transact such other business as may properly come before the Special Meeting of Shareholders or any adjournments thereof:

   2,775,591          25,570          83,842            --         2,885,003